Exhibit 99.1

For Immediate Release

Veracyte, Inc. Announces $40 Million Private Placement

South San Francisco, Calif., April 23, 2015 — Veracyte, Inc. (NASDAQ: VCYT) today announced that it has entered into a definitive agreement to sell approximately $40 million of its common stock in a private placement. Under the agreement, the investors will purchase an aggregate of 4,907,975 shares of common stock at a purchase price of $8.15 per share, the closing stock price on April 22, 2015. The private placement was led by new and existing investors, including Broadfin Capital, Camber Capital, Deerfield, Longwood Capital Partners and venBio, among others.

The private placement is expected to close on or about April 27, 2015, subject to the satisfaction of customary closing conditions. Veracyte intends to use the net proceeds from the placement to fund research and development, for product commercialization, and for working capital and general corporate purposes. Veracyte had $25.8 million in cash at March 31, 2015.

Piper Jaffray & Co. acted as sole lead placement agent and William Blair & Company, L.L.C. acted as a co-placement agent for the transaction.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from such registration requirements. Veracyte has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock sold in the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Veracyte

Veracyte (NASDAQ: VCYT) is pioneering the field of molecular cytology, focusing on genomic solutions that resolve diagnostic ambiguity and enable physicians to make more informed treatment decisions at an early stage in patient care. By improving preoperative diagnostic accuracy, the company aims to help patients avoid unnecessary invasive procedures while reducing healthcare costs. Veracyte’s first commercial solution, the Afirma® Thyroid FNA Analysis, centers on the proprietary Afirma Gene Expression Classifier (GEC) to resolve ambiguity in diagnosis and is becoming a new standard of care in thyroid nodule assessment. Since launching its Afirma solution in 2011, Veracyte estimates it has helped approximately 15,000 patients with thyroid nodules avoid unnecessary surgery, reducing healthcare costs by millions of dollars. The Afirma test is recommended in leading practice guidelines and is covered for 145 million lives in the United States, including through Medicare and many commercial insurance plans. Veracyte intends to expand its molecular cytology franchise to other clinical areas, beginning with difficult-to-diagnose lung diseases. In April 2015, the company launched the Percepta™ Bronchial Genomic Classifier, a test to resolve preoperative ambiguity in lung nodules that are suspicious for cancer. Veracyte is also developing a second product in pulmonology, targeting interstitial lung diseases, including idiopathic pulmonary fibrosis. For more information, please visit www.veracyte.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will” and similar references to future periods and include, among others, statements we make regarding the anticipated gross proceeds from the transaction, the expected closing date of the transaction, the expected use of proceeds from the transaction, and the value and potential of our technology and research and development pipeline.

Forward-looking statements are neither historical facts nor assurances of future performance. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks related to whether Veracyte will be able to satisfy the conditions required to close the sale of the shares in the private placement and the fact that Veracyte’s management will have broad discretion in the use of the proceeds from any sale of the shares; the occurrence and outcome of clinical studies; the timing and publication of study results; the applicability of clinical results to actual outcomes; our inclusion in clinical practice guidelines; the continued application of clinical guidelines to our products; and other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2014. These forward-looking statements speak only as of the date hereof and Veracyte specifically disclaims any obligation to update these forward-looking statements.

Veracyte, Afirma, Percepta, the Veracyte logo, and the Afirma logo are trademarks or registered trademarks of Veracyte, Inc. This press release also contains trademarks and trade names that are the property of their respective owners.

Source: Veracyte

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Media:
Tracy Morris
650-380-4413
tracy.morris@veracyte.com

Investors:
Pam Lord
Canale Communications
619-849-6003
pam@canalecomm.com